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                                   EXHIBIT 12

                               METRIS COMPANIES INC.
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN THOUSANDS)
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                                            Year Ended December 31,
                                         1997     1996    1995    1994    1993
                                       -------  -------  ------  ------  ------
Earnings before income taxes           $61,883  $32,546  $7,449  $3,503  $1,999

Add:

  Fixed Charges:
    Interest on indebtedness, and
      amortization of debt expense      11,951    4,106   1,217
    Interest factor of rental expense    1,313      378      50      26
                                       -------  -------  ------  ------  ------
    Total fixed charges                 13,264    4,484   1,267      26
                                       -------  -------  ------  ------  ------

Total available earnings               $75,147  $37,030  $8,716  $3,529  $1,999
                                       -------  -------  ------  ------  ------
                                       -------  -------  ------  ------  ------

Ratio of earnings to fixed charges        5.67     8.26    6.88  134.16      NA

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